Exhibit 10.8 (b)(1)

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between Brian Crowley (“Employee”) and BSQUARE CORPORATION (“Employer”), and is in consideration of their mutual undertakings as set forth in this Agreement.

Employer no longer has a need for Employee’s services effective September 30, 2013 (“Termination Date”). In Employee’s offer letter dated July 24, 2003, as subsequently amended, Employee is entitled to certain post-termination benefits provided that Employee enter into a seperatation and release agreement that is satisfactory to Employer. Further, in order to assist Employee in Employee’s transition to new employment and to mitigate financial hardship, Employer is offering Employee financial assistance to which Employee is not otherwise entitled in the aforementioned offer letter. Therefore, the parties agree as follows:

1. Nonadmission of Liability: This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Employee. Additionally, this Agreement shall not be construed as an admission by Employee of any misconduct.

2. Pay; Bonus and Benefits through Termination Date:

2.1 Severance: Employee will be paid Employee’s regular salary, including payment for all company holidays (excluding floating holidays), for six (6) months following the Termination Date per Employer’s normal bi-weekly payroll cycle, less applicable taxes and withholdings. For clarity, Employee will be paid Employee’s regular salary through March 31, 2014.

2.2 PTO Pay: Any accrued Employee Paid Time Off (“PTO”) remaining as of the Termination Date will be paid on the October 11, 2013 payroll, less applicable taxes and withholdings.

2.3 Bonus: Employee won’t be entitled to any bonus amounts under Employer’s Annual Executive Bonus Plan as Employee’s Termination Date precedes the December 31 employment requirement.

2.4 Benefits. Employee will continue to accrue PTO through the Termination Date. Employee will be paid the balance of Employee’s accrued PTO per Section 2.2 above. Employee will continue to be entitled to other fringe benefits that he or she is currently entitled to through the Termination Date. Employee’s company-paid medical benefits, if any, will continue in full through the end of the month of the Termination Date. Employee’s stock options and other stock awards will continue to vest for six (6) months after Employee’s Termination Date. For clarity, Employee will continue to vest through March 31, 2014. After the cessation of vesting on March 31, 2014, Employee will have three (3) months to exercise any vested stock awards. For clarity, Employee will have through June 30, 2014 to exercise any vested stock awards.

3. Post-Termination Benefits Continuation: Effective October 1, 2013, Employee and/or Employee’s covered spouse and dependents may elect a temporary extension of medical, dental and vision plan coverage at group rates (called “COBRA continuation coverage”). Employee and/or Employee’s covered spouse must pay all applicable premiums for that COBRA continuation coverage. Employer will provide Employee and Employee’s covered spouse with a separate notice summarizing their COBRA continuation coverage rights and obligations, as well as an election form. So long as Employee continues to elect COBRA, Employer will subsidize Employee’s monthly COBRA cost to the same extent Employer subsidizes other employees of Employer with similar benefit elections provided that: a) Employer’s subsidization shall cease effective April 1, 2014; and b) Employer’s subsidization may change effective January 1, 2014 in conjunction with the annual benefits renewal cycle.

4. No Other Compensation: Employee acknowledges that he or she has been paid all other compensation or benefits which he or she might have been owed by Employer, and that Employer is not obligated in any event to pay or provide Employee with any further compensation or benefits of any nature.

5. Unemployment Compensation: If Employee files for unemployment compensation benefits, Employer will not contest Employee’s eligibility for unemployment compensation.

6. Confidentiality: Employee agrees not to disclose the terms of this Agreement to anyone or to acknowledge its existence to anyone. Employee may disclose the terms of this Agreement only to Employee’s immediate family, Employee’s attorney (if any), and Employee’s accountant or other similar advisor, and Employee shall direct each such person to maintain the confidentiality of the Agreement.

6.1 In recognition of the significant value that BSQUARE places on its Confidential Information, BSQUARE had Employee sign a Proprietary Rights Agreement (“PRA”) when Employee began employment with BSQUARE. In that Agreement, Employee made some important promises which remain in effect even after Employee’s departure from BSQUARE:

•	Employee agreed to preserve the confidentiality of BSQUARE’s “Confidential Information” and to use it only for BSQUARE’s benefit. Confidential Information includes information related to any aspect of BSQUARE’s business (business, technical or otherwise) that is either proprietary (meaning that BSQUARE developed it and owns it) or that is not known by actual or potential competitors. (See Paragraph 1 and sub-parts of the PRA, “Confidentiality Obligations”).

•	Employee agreed not to disclose BSQUARE’s Confidential Information, without permission, and to protect it even from “inadvertent disclosure.” (See Paragraph 1.1 of the PRA, “Safeguard of Confidential Information”).

•	Employee agreed that, during Employee’s employment and for a period of one year from the separation of Employee’s employment, Employee would not directly or indirectly attempt to induce customers or employees of BSQUARE to cease their relationship with BSQUARE. (See Paragraph 5 of the PRA, “Nonsolicitation”).

6.2 If it comes to BSQUARE’s attention that Employee has disclosed Confidential Information, violated Employee’s non-solicitation obligation, etc., there are legal claims that BSQUARE could assert against Employee. The scope of relief could include a temporary restraining order/permanent injunction preventing Employee from disclosing information, money damages, and reimbursement for our attorneys’ fees and costs. Those claims include:

•	Breach of the Proprietary Rights Agreement.

•	Tortious interference with a business expectancy.

•	Violation of the Uniform Trade Secrets Act.

BSQUARE fully reserves its rights under the contractual arrangements between Employee and BSQUARE as well as any and all common law protections that may be available to BSQUARE.

7. Release of Claims: In exchange for the consideration and other benefits contained in this Agreement, which Employee is not otherwise entitled to receive, Employee and Employee’s successors and assigns forever release and discharge Employer, any of Employer’s parent, subsidiary or related companies, any Employer-sponsored employee benefit plans in which Employee participates, and all of their respective officers, directors, trustees, shareholders, agents, employees, employees’ spouses, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages related in any way to Employee’s employment by Employer or the termination of such employment, including costs and attorneys’ fees (collectively “Claims”) whether known, unknown, or later discovered, arising from any acts or omissions that occurred prior to the date Employee signs this Agreement.

This release includes but is not limited to: (i) any Claims under any local, state, or federal laws regulating employment, including without limitation, the Age Discrimination in Employment Act, the Civil Rights Acts, the Americans with Disabilities Act, and the Washington Law Against Discrimination (RCW 49.60 et seq.); (ii) Claims under the Employee Retirement Income Security Act; (iii) Claims under any local, state, or federal wage and hour laws; (iv) Claims alleging any legal restriction on Employer’s right to terminate its employees; (v) Claims under express or implied contracts; or (vi) Claims alleging personal injury, including without limitation defamation, tortious interference with business expectancy, black listing, or infliction of emotional distress.

8. No Claims: Employee represents that he or she has not filed any Claim with any court or agency against Employer or Releasees concerning Claims released in this Agreement; provided, however, that this will not limit Employee from filing an action to enforce the terms of this Agreement. Employee further represents that he or she has not transferred or assigned, or purported to assign, to any person or entity any claim, or any portion thereof or interest therein, related in any way to Employer, its officers, employees, or agents Employee waives any right he or she may have to recover any damages or any other relief in any claim or suit brought by the Equal Employment Opportunity Commission or anyone else.

9. No Representations: Employee warrants that, except as expressly set forth herein, no representations of any kind or character have been made to Employee by Employer or by any of their agents, representatives, or attorneys to induce the execution of this Agreement.

10. Voluntary Agreement: Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion or duress, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee acknowledges that Employer advised Employee to consult with legal counsel regarding any and all aspects of this Agreement, and that he or she has availed himself or herself of that opportunity to the extent desired. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement and has signed this Agreement only after full reflection and analysis.

11. Employer Property Utilized or Held by Employee: At Employee’s option, Employee may take Employee’s personal work equipment consisting of laptop, docking station and monitors (“Personal Equipment”). Notwithstanding the foregoing, Employee acknowledges that on or before Employee’s Termination Date Employee will return to Employer (to Scott Mahan at BSQUARE’s Bellevue office) all company and customer owned property in Employee’s possession, specifically including all keys and keycard badges, all company and customer-owned equipment (including laptop and desktop computers, customer devices etc.), and all company and customer documents, including computer-stored or transmitted information, specifically including all trade secrets, and/or confidential company and customer information other than the Personal Equipment.

12. Non-Disparagement: Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employer agrees that all management-level employees shall refrain from any disparagement, defamation, libel or slander of Employee, and agrees to refrain from any tortious interference with the contracts and relationships of Employee. This paragraph shall not in any way prohibit either party from making truthful statements in a legal or administrative proceeding, or as otherwise required by law or legal process.

13. Section 409A: The parties acknowledge and agree that the termination of Employee’s employment contemplated hereunder constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If Employer determines that any cash severance benefits, health continuation coverage, or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409(a)(1) of the Code. It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.” However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of section 409A(a)(1) of the Code. Employer may attach conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

14. Consideration Period: Employee acknowledges that he or she was advised that he or she has the right to have an attorney review this agreement before signing it and that he or she has been given 21 calendar days in which to consider this Agreement and was given the option to sign the Agreement in fewer than 21 calendar days if he or she desired.

15. Revocation Period: Employee understands that this Agreement will not be effective for 7 calendar days after it is signed by Employer and Employee, and that he/she can revoke this Agreement at any time during that 7 calendar-day period. Employer shall make no payments under this Agreement prior to expiration of this 7 calendar-day period.

16. Entire Agreement. This Agreement contains the entire understanding between the Employer and Employee regarding Employee’s separation of employment. This Agreement may not be modified except through another written agreement signed by Employee and Employer.

17. Miscellaneous: If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

17.1 This Agreement sets forth the entire understanding between the parties in connection with its subject matter and supersedes all prior written or oral agreements or understandings concerning the subject matter of this Agreement. This Agreement shall not supercede or limit the PRA previously executed by Employee, the terms of which shall remain in full force and effect. Employee acknowledges that in signing this Agreement, he or she has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

17.2 This Agreement is made and shall be construed and performed under the laws of the State of Washington. Language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

17.3 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

BSQUARE Corporation	Brian Crowley

/s/ Scott Mahan	/s/ Brian Crowley
Scott Mahan Its Chief Financial Officer
Dated: 9/23/13	Dated: 9/23/13